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                                                                   EXHIBIT 11.1




                          CMAC INVESTMENT CORPORATION
                        SCHEDULE OF NET INCOME PER SHARE

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                                                                                         Quarter Ended March 31
                                                                             ----------------------------------------------
                                                                                       1996                1995

(In thousands, except per-share amounts and market prices)

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $   14,427           $   11,301
Preferred stock dividend adjustment . . . . . . . . . . . . . . . . . .                 (825)                (825)
                                                                                  ----------           ----------
Adjusted net income . . . . . . . . . . . . . . . . . . . . . . . . . .           $   13,602           $   10,476

Average dilutive stock options outstanding  . . . . . . . . . . . . . .                754.5                763.7
Average exercise price per share  . . . . . . . . . . . . . . . . . . .           $    27.91           $    24.26
Average market prices - primary basis . . . . . . . . . . . . . . . . .           $    53.02           $    34.88
Average market price - fully diluted basis  . . . . . . . . . . . . . .           $    56.50           $    37.75

Average common share outstanding  . . . . . . . . . . . . . . . . . . .               11,144               11,002
Increase in shares due to exercise of options -
 primary basis  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  357                  233
Increase in shares due to exercise of options -
 fully diluted basis  . . . . . . . . . . . . . . . . . . . . . . . . .                  381                  273

Adjusted shares outstanding - primary . . . . . . . . . . . . . . . . .               11,501               11,235
Adjusted shares outstanding - fully diluted . . . . . . . . . . . . . .               11,525               11,275

Net income per share - primary and fully diluted  . . . . . . . . . . .           $     1.18           $     0.93
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